Exhibit 4.49
                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is entered into on January 4, 2001, by and between Pollution Research and Control Corp., 506 Paula Avenue, Glendale, California 91201 (the "Company"), and Silverline Partners, Ltd., 27 Wellington Road, Cork, Ireland (the "Consultant").

     WHEREAS, the Company desires to explore and obtain business opportunities in the countries of the United Kingdom, France, Germany, Italy and Spain for purposes, among others, locating strategic partners having industrial companies capable of assisting in the distribution of products as well as forming alliances with technology companies having the capacity to improve upon the Company's existing product line.

     WHEREAS, the Company recognizes that the Consultant can contribute to the expansion, management and development of the Company in the manner described above.

     WHEREAS, the Company believes it to be important, both to the future prosperity of the business and to the Company's general interest, to retain Consultant as a consultant to the Company and have Consultant available to the Company for consulting services in the manner and subject to the terms, covenants and conditions set forth herein.

     WHEREAS, in order to accomplish the foregoing, the Company and Consultant desire to enter into this Agreement to provide certain assurances as set forth herein.

     NOW, THEREFORE, in view of the foregoing and in consideration of the premises and mutual representations, warranties, covenants, and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Retention. The Company hereby retains the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company, all subject to the terms and provisions of this Agreement.

     2. Consulting Period. The Consulting Period shall commence on January 4, 2001, and terminate no earlier than January 3, 2002.

     3. Duties of Consultant. During the Consulting Period, the Consultant shall use reasonable and best efforts to perform those actions and responsibilities necessary to assist the Company in exploring and obtaining business opportunities in the countries of the United Kingdom, France, Germany, Italy and Spain (the "Services"). For purposes of this Section 3, such business opportunities shall include, but not be limited to, locating strategic partners having industrial companies capable of assisting in the distribution of products as well as forming alliances with technology companies having the capacity to improve upon the Company's existing product line.

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     Consultant shall render such services diligently and to the best of its ability. Consultant shall report to the President of the Company. Consultant shall present various opportunities to the Company; however, the Company shall be under no obligation to accept such opportunities.

     4. Other Activities of Consultant. The Company recognizes that Consultant shall perform only those services that are reasonably required to accomplish the goals and objectives set forth herein. The Consultant shall provide services to other businesses and entities other than the Company. Consultant shall be free to, directly or indirectly, own, manage, operate, control, finance, acquire, or invest or participate in (collectively, be "Affiliated" with) any business or enterprise engaged in any business, including, but not limited to, any business that is the same as, substantially similar to, or otherwise competitive with, adverse or otherwise, related to the Company. Consultant may be Affiliated with any entity that may provide services to the Company. In the event Consultant is Affiliated with any entity that proposes to deal with the Company, Consultant shall disclose the nature of such relationship to the Company prior to the Company making any decision, and shall obtain the approval of the Company, which approval shall be conclusively deemed granted upon written notice from the President of the Company, or his, or the Company's, designated representative. The Company hereby waives any conflict of interest that may arise from a relationship between Consultant and any entity with which Consultant is Affiliated.

     5. Compensation. In consideration for Consultant entering into this Agreement, the Company shall compensate Consultant as follows:

          a. Fees and Benefits.

                    i. Expenses. The Company shall pay all such expenses reasonably incurred during the Consulting Period by the Consultant for business purposes related to, or in the furtherance of, the goals and objectives of the Company and/or the provision of the Services (collectively, "Company Purposes"), including expenses reasonably incurred with respect to the Consultant's travel (including Business Class travel for flights of less than three hours and First Class for flights of three hours or more), meals, entertainment, and other customary and reasonable expenses for Company Purposes. The Company shall pay such expenses directly, or upon submission of bills, receipts, and/or vouchers by the Consultant, by direct reimbursement to the Consultant. All expenses shall be pre-approved by the Company prior to their occurrence or such non-approved expenses shall not be required to be paid by the Company to the Consultant.

                    ii. Due Diligence Fee. The Company shall transfer, or cause to be transferred, 700,000 shares (the "Shares") of the Company's common stock, no par value per share, to the Consultant as a due diligence fee for services previously rendered in the discovery process by the Consultant prior to entering into this Agreement. This fee is non-refundable for services rendered by Consultant to the Company in preparation of this Agreement and the Services to be provided herein. Said Shares shall be issued pursuant to a registration statement on Form S-3. If such Form S-3 registration

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          statement is unavailable, then said Shares shall be restricted and subject to Rule 144 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the "Act"). In that event, the Company shall be obligated to prepare and file a registration statement (the "Registration Statement"), and amendments thereto, with the Securities and Exchange Commission (the "Commission) for the registration of the Shares under the Act and shall be obligated to cause such Registration Statement, and amendments thereto, to be declared effective by the Commission as soon as practicable. The Company shall be obligated to the Consultant to continually maintain, at the Company's own expense, the currency and effectiveness of such Registration Statement of the Company, including the filing of any and all applications and other notifications, filings and post-effective amendments and supplements as may be necessary so as to permit the resale of the Shares that are freely-tradable pursuant to a registration statement filed on Form S-3 or otherwise.

     6. Termination.

          a. Subject to the cure provisions contained herein, the Company may terminate the Consulting Period upon written notice. Termination shall not occur for a period of one year except for cause. Cause shall be defined as the Consultant failing to perform the duties outlined in the Agreement in good faith and failing to properly service the Company's needs as reasonably expected under the implied "good faith" provisions herein. Thirty days' written notice (the "Notice of Intended Termination") shall be given to the Consultant with the opportunity to cure within 30 days. Such Notice of Intended Termination shall state specifically the facts and circumstances claimed as the basis for said termination of the Consulting Agreement. Such notice must be approved by a majority of the Board of Directors of the Company.

          b. Not less than 15 days after receipt of the Notice of Intended Termination, Consultant shall have the opportunity for a full, complete, and fair hearing in the presence of the majority of the Board of Directors (the "Board"). The Board shall present to Consultant its reasons for the termination, including the specific actions, inactions, omissions, or other facts relied upon by the Board in making its determination. Consultant shall have the right to rebut any evidence or allegations of wrongdoing and shall have the right to be represented by counsel of Consultant's choice at such hearing. After such hearing, should the Board determine that this Agreement shall be terminated for Cause, it shall issue a written final notice of termination (the "Final Notice of Termination") to Consultant, approved by a majority of the Board of Directors, setting forth in detail the specific facts, conclusions, and findings of the Board in determining that cause exists for their termination of this Agreement. The Final Notice of Termination shall be effective 30 days from the original Notice of Intended Termination unless otherwise ordered by a majority of the Board of Directors of the Company.

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     7. Notice. Any notice required, permitted or desired to be given, pursuant to any of the provisions of this Agreement, shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent via certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below. Any party hereto may, at any time and from time to time hereafter, change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The date of the giving of any notice sent via mail, shall be the day two days after the posting of the mail, except that notice of an address change shall be deemed given when received. The addresses of the parties are as follows:

     TO THE COMPANY:                               TO THE CONSULTANT:
     POLLUTION RESEARCH AND CONTROL                SILVERLINE PARTNERS, LTD.
     506 Paula Avenue                              27 Wellington Road
     Glendale, California  91201                   Cork, Ireland

     8. Waiver. No course of dealing, nor any delay on the part of either party in exercising any rights hereunder, will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement or application of any term, covenant or provision hereof, shall be deemed a continuing waiver, or a waiver of any other breach or default or the waiver of any other application of any term, covenant or provision.

     9. Successors; Binding Agreements. Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all, or substantially all, of the business and/or assets of the Company, the Company will require the successor to expressly assume and agree to perform this Agreement in the same manner, and to the same extent, that the Company would be required to perform it if no such succession had occurred. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets that executes and delivers the Agreement provided for in this Section 10, or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement is not transferable by Consultant, since it requires the specific services of Consultant, without the prior written approval of the Board of Directors and the President of the Company.

     10. Survival of Terms. Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires otherwise.

     11. Counterparts. This Agreement may be executed in two counterparts, each of which, shall be deemed to be an original, but both of which together, shall constitute one and the same instrument. Any signature by facsimile, shall be valid and binding, as if an original signature were delivered.

     12. Captions. The caption headings in this Agreement are for convenience of reference only, and are not intended, and shall not be construed, as having any substantive effect.

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     13. Governing Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely therein. Any suit, action, or proceeding with respect to this Agreement, shall be brought exclusively in the state courts of the State of California, or in the federal courts of the United States, which are located in Los Angeles, California. The parties hereto, hereby agree to submit to the jurisdiction and venue of such courts for the purposes hereof. Each party agrees that, to the extent permitted by law, the losing party in a suit, action, or proceeding in connection herewith, shall pay the prevailing party its or his reasonable attorney's fees incurred in connection therewith.

     14. Entire Agreement/Modifications. This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultant's retention by the Company. This Agreement shall not be altered or modified, except in writing, duly executed by the parties hereto.

     15. Warranty. The Company and Consultant each hereby warrant and agree that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this Agreement, and that this Agreement is valid, binding, and enforceable against the parties hereto. The parties further agree that they shall both use good faith efforts in their performance of the covenants, conditions and obligations stated herein and any failure to do so shall be a material breach of this Agreement.

     16. Severability. If any term, covenant, or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the same shall not affect the remainder of such term, covenant, provision, any other terms, covenants or provisions, or any subsequent application of such term, covenant, or provision, or portion thereof. In lieu of any such invalid, illegal, or unenforceable provision, the parties hereto intend that there shall be added, as part of this Agreement, a term, covenant, or provision, as similar in terms to such invalid, illegal, or unenforceable term, covenant, or provision, or part thereof, as may be possible, and such similar term, covenant, or provision shall be valid, legal, and enforceable.

     IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first written above.

POLLUTION RESEARCH AND CONTROL              SILVERLINE PARTNERS, LTD.



By:  /s/  Albert E. Gosselin, Jr.           By:  /s/  Parratt for Iona Limited,
   -------------------------------                    Director of Silverline
          Albert E. Gosselin, Jr.,                    Partners, Ltd.
          President                            --------------------------------
                                                     (Authorized Officer)

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